Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF IDENTIV, INC.

Identiv, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is Identiv, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1996, amended and restated on December 20, 1996, amended and restated March 10, 1997, amended and restated April 9, 1997, amended and restated October 10, 1997, amended on November 9, 2009, amended on June 16, 2010, amended on June 6, 2011, and amended on May 22, 2014 (the “Certificate of Incorporation”).

SECOND: Article IV of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares, designated “Preferred Stock” and “Common Stock.” The total number of shares which the Corporation shall have authority to issue is 60,000,000 of which 50,000,000 shares shall be Common Stock at $0.001 par value per share and 10,000,000 shares shall be Preferred Stock at $0.001 par value per share.

Shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors of the Corporation (the “Board of Directors”) is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.

For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is also authorized to decrease the number of shares of any series of Preferred Stock prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Stock.”

THIRD: The foregoing amendment to the Certificate of Incorporation has been duly approved by the Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

FOURTH: The foregoing amendment to the Certificate of Incorporation has been duly approved by the stockholders in accordance with the provisions of Sections 211 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this day of May 18, 2016 and affirms the statements contained herein as true under penalty of perjury.

/s/ Steven Humphreys
Name:	Steven Humphreys
Title:	Chief Executive Officer